Exhibit 10.3

October 31, 2025

Adam Wagner
At the Address on file with the Company

Dear Adam,
Further to our recent discussions, this letter is to confirm that, effective as of October 30, 2025, your position title will be General Manager, Cronos Israel.
All other all terms and conditions of your employment, as set forth in your employment agreement with Cronos Israel G.S. Cultivation Ltd. and Cronos Group Inc., dated as of April 1, 2024, remain unchanged and continue in full force and effect.

Thank you for your continued commitment to the Company.

Yours truly,

/s/ Mike Gorenstein
Mike Gorenstein
President and Chief Executive Officer

Accepted and agreed:

/s/ Adam Wagner
Adam Wagner

Date: November 3, 2025